June 8, 2009

INCORPORATED UNDER THE LAWS OF THE STATE OF CALIFORNIA

NUMBER

SHARES

# WazzNew, Inc.

AUTHORIZED: 100,000,000 SHARES COMMON STOCK

This Certifies that ______________________________ is the registered holder of ______________________________ Shares

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ____________ day of ____________ A.D. 20__

______________________ SECRETARY

______________________ PRESIDENT